9 Meters Biopharma, Inc. Appoints Michael Rice to Board of Directors

9 Meters Biopharma, Inc. Announces Chief Medical Officer’s Presentation at NIH’s Accelerating Progress in Celiac Disease Workshop

RALEIGH, NC / ACCESSWIRE / March 9, 2021 / 9 Meters Biopharma, Inc. (NASDAQ:NMTR), a clinical-stage rare and unmet needs-focused gastroenterology company, announced today that chief medical officer Patrick Griffin, M.D., FACP, will participate in an invited presentation at an upcoming virtual workshop entitled Accelerating Progress in Celiac Disease. The workshop is a National Institutes of Health workshop co-sponsored by the National Institute of Allergy and Infectious Diseases (NIAID) and National Institutes of Diabetes and Digestive and Kidney Diseases (NIDDK), to be held on March 18-19, 2021.

Dr. Griffin commented, “I am grateful for the opportunity to raise awareness of larazotide’s immense potential for patients living with celiac disease, especially those who continue to experience life-altering symptoms while following a gluten-free diet. In the absence of an approved pharmaceutical treatment for celiac disease, these patients are long overdue for a source of some relief from chronic symptoms. I look forward to joining other experts in the celiac disease field to assist the NIH in synthesizing a plan to promote promising laboratory and clinical research for patients’ benefit.”

Dr. Griffin will deliver a presentation on the use of the compound larazotide to mitigate symptoms in celiac disease. Larazotide, 9 Meters’ orally administered, gut-restricted tight junction regulator, is the only therapeutic candidate for celiac disease that has advanced to a Phase 3 clinical trial. Larazotide is thought to mitigate the symptoms that occur upon gluten ingestion in celiac disease patients by mediating proper tight junction assembly between cells in the intestinal lumen, thereby preventing the gluten breakdown product gliadin from aberrantly entering wider circulation and propagating an inflammatory response.

Convened in response to United States Congress requests for the NIH to support new celiac disease research, this workshop is intended to assemble experts in celiac disease and related areas to identify gaps in research on the disease and promote ways to remedy those shortcomings. The NIH will release a Notice of Special Interest following the workshop highlighting its findings.

About 9 Meters Biopharma
9 Meters Biopharma, Inc. ("the Company") is a rare and unmet needs-focused gastroenterology company. The Company is advancing NM-002, a proprietary long-acting GLP-1 agonist into a Phase 2 trial for short bowel syndrome (SBS), a rare, orphan disease, as well as larazotide, a Phase 3 tight junction regulator being evaluated for patient-reported symptom improvement in non-responsive celiac disease.

For more information, please visit www.9meters.com or follow 9 Meters on Twitter and LinkedIn.

Forward-looking Statements
This press release includes forward-looking statements based upon the Company's current expectations. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation: (i) uncertainties associated with the clinical development and regulatory approval of product candidates; (ii) risks related to the inability of the Company to obtain sufficient additional capital to continue to advance these product candidates and its preclinical programs; (iii) uncertainties in obtaining successful clinical results for product candidates and unexpected costs that may result therefrom; (iv) risks related to the failure to realize any value from product candidates and preclinical programs being developed and anticipated to be developed in light of inherent risks and difficulties involved in successfully bringing product candidates to market; (v) the impact of COVID-19 on our operations, clinical trials or future financings and (vi) risks associated with the possible failure to realize certain anticipated benefits of the Company's recent merger and the Naia acquisition, including with respect to future financial and operating results. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements because of these risks and uncertainties. These and other risks and uncertainties are more fully described in periodic filings with the SEC, including the factors described in the section entitled "Risk Factors" in the Company's. Annual Report on Form 10-K for the year ended December 31, 2019, Form 10-Q for the quarter ended September 30, 2020 and in other filings that the Company has made and future filings the Company will make with the SEC. You should not place undue reliance on these forward-looking statements, which are made only as of the date hereof or as of the dates indicated in the forward-looking statements. The company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Corporate Contacts:
Edward J. Sitar
Chief Financial Officer
9 Meters Biopharma, Inc.
investor-relations@9meters.com
www.9meters.com

Media Contact:
Amy Jobe, Ph.D.
LifeSci Communications, LLC
ajobe@lifescicomms.com
315-879-8192

Investor Contact:
Corey Davis, Ph.D.
LifeSci Advisors, LLC
cdavis@lifesciadvisors.com
212-915-2577